Exhibit 10.17

THE BLACKSTONE GROUP L.P.

BONUS DEFERRAL PLAN

Purpose

The Blackstone Group L.P. (“Blackstone”) hereby adopts The Blackstone Group L.P. Bonus Deferral Plan (the “Plan”), a new deferred compensation plan for certain eligible employees of Blackstone and certain of its affiliates in order to provide such eligible employees with a pre-tax deferred incentive compensation opportunity and thereby enhance the alignment of interests between such eligible employees and Blackstone and its affiliates.

ARTICLE I.

DEFINITIONS

As used herein, the following terms have the meanings set forth below.

“Affiliated Employer” means, except as provided under Section 409A of the Code and the regulations promulgated thereunder, any company or other entity that is related to Blackstone (including Blackstone Administrative Services Partnership L.P.) as a member of a controlled group of corporations in accordance with Section 414(b) of the Code or as a trade or business under common control in accordance with Section 414(c) of the Code.

“Annual Bonus” means the annual bonus awarded to a Participant with respect to a given Fiscal Year under the applicable annual bonus plan (as designated by the Plan Administrator in its sole discretion); provided that a Participant’s Annual Bonus for purposes of this Plan shall exclude any bonus or other amount, the payment of which has been guaranteed or promised to the Participant at any time prior to the Annual Bonus Notification Date pursuant to any agreement, plan, program or other arrangement between the Participant and the Firm (a “Guaranteed Bonus”) unless the document evidencing the Guaranteed Bonus expressly provides for the deferral of all or a specified portion of such Guaranteed Bonus, in which case such deferral will occur pursuant to the terms and conditions set forth in such document. Notwithstanding the foregoing, if the Plan Administrator determines that the deferral under the Plan of a Participant’s Guaranteed Bonus likely would result in the imposition of tax or penalties under Section 409A of the Code, the Participant’s Annual Bonus shall exclude such Guaranteed Bonus.

“Annual Bonus Notification Date” means the date on which the Firm notifies a Participant of the amount of such Participant’s Annual Bonus (if any) for the relevant Fiscal Year.

“BHP Units” means units, each of which consists of one partnership unit in each of Blackstone Holdings I L.P., Blackstone Holdings II L.P., Blackstone Holdings III L.P., Blackstone Holdings IV L.P. and Blackstone Holdings V L.P., which are available for issuance under the Equity Incentive Plan.

“Board” means the board of directors of Blackstone Group Management L.L.C., a Delaware limited liability company and the general partner of Blackstone.

“Bonus Deferral Amount” has the meaning set forth in Section 3.01(a).

“Bonus Deferral Unit” has the meaning set forth in Section 3.01(c).

“Cause,” with respect to a Participant, has the meaning set forth in the Employment Agreement to which such Participant is a party.

“Change in Control” means, with respect to the Firm, a “change of control” within the meaning of Section 409A of the Code and the regulations and Internal Revenue Service guidance promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” means the publicly-traded common units representing limited partnership interests of Blackstone which are available for issuance under the Equity Incentive Plan.

“Competitive Business” has the meaning set forth in the Employment Agreement to which such Participant is a party.

“Deferral Amount” has the meaning set forth in Section 3.01(b).

“Deferral Unit” has the meaning set forth in Section 3.01(b).

“Disability” has the meaning as provided under Section 409A(a)(2)(C)(i) of the Code.

“Employment Agreement” means, with respect to a Participant, the Contracting Employment Agreement (including Schedule A thereto) or, with respect to a Participant who is a Senior Managing Director, the Senior Managing Director Agreement (including Schedule A thereto), as applicable, to which such Participant is a party.

“Equity Incentive Plan” means The Blackstone Group L.P. 2007 Equity Incentive Plan or such other plan as the Plan Administrator may designate in its sole discretion.

“Fair Market Value” shall have the meaning given to such term in the Equity Incentive Plan; provided that, with respect to a Unit other than a Common Unit, if the fair market value of such Unit cannot reasonably be determined pursuant to the foregoing definition, the Fair Market Value of such Unit shall be the value thereof as determined pursuant to a valuation made by the Plan Administrator in good faith and based upon a reasonable valuation method.

“Firm” means Blackstone and each Participating Employer (individually or collectively as the context requires).

“Fiscal Year” means the fiscal year of Blackstone.

“Investment Date” means the date on which a Participant becomes entitled to payment of his or her Annual Bonus (excluding any portion thereof that is being deferred pursuant to this Plan or any other agreement, plan, program or arrangement between the Participant and the Firm) for the relevant Fiscal Year and such Participant’s Bonus Deferral Amount and Premium Amount are deemed invested in Units in accordance with Section 3.01(c).

“Participant” means a participant selected by the Plan Administrator in accordance with Section 2.01 hereof.

“Participating Employer” means Blackstone and each Affiliated Employer (or division or unit of an Affiliated Employer) that is designated as a “Participating Employer” by the Plan Administrator and which adopts this Plan.

“Payment Date” shall have the meaning given to such term in Section 5.01.

“Person” means any individual, partnership, corporation, limited liability company, unincorporated organization, trust, joint venture or enterprise or a governmental agency or political subdivision thereof.

“Plan Account” has the meaning given to such term in Section 3.01(c).

“Plan Administrator” means the Board or the committee or subcommittee thereof to whom the Board delegates authority to administer the Plan, or such other person or persons as the Board may appoint for such purpose from time to time.

“Premium Amount” has the meaning set forth in Section 3.01(b).

“Premium Unit” has the meaning set forth in Section 3.01(c).

“Retirement” means the retirement of a Participant from his or her employment with the Firm after (i) the Participant has reached age sixty-five (65) and has at least five (5) full years of service with the Firm or (ii) (A) the Participant’s age plus years of service with the Firm totals at least sixty-five (65), (B) the Participant has reached age fifty (50) and (C) the Participant has had a minimum of five (5) years of service; provided, however, that no Participant will be eligible for Retirement prior to June 30, 2010.

“Units” means Common Units, BHP Units or other securities, as determined by the Plan Administrator pursuant to Section 5.01.

“Vesting Date” has the meanings set forth in Sections 4.03(c), 6.01(f) and 6.01(g).

“Vesting Period” has the meaning set forth in Section 4.03(c).

ARTICLE II.

PLAN PARTICIPATION

Section 2.01 Plan Participation. Each Fiscal Year, prior to the Annual Bonus Notification Date for such Fiscal year but in no event later than (a) December 21, 2007, with respect to Fiscal Year 2007 and (b) December 1 of such Fiscal Year, with respect to all subsequent Fiscal Years, the Plan Administrator, in its sole discretion, will select Participants from among the employees of the Participating Employers and will notify such employees that they have been selected to participate in the Plan for such Fiscal Year.

ARTICLE III.

DEFERRALS

Section 3.01 Bonus and Premium Award Deferrals.

(a) With respect to a given Fiscal Year, each Participant selected to participate in the Plan in accordance with Section 2.01 hereof shall be required, immediately prior to the Investment Date, to defer a portion of his or her Annual Bonus for such Fiscal Year (his or her “Bonus Deferral Amount”) calculated as follows:

Portion of Annual Bonus	Marginal Deferral Rate Applicable to Such Portion	Effective Deferral Rate for Entire Annual Bonus*
$0 - 100,000	0%	0%
$100,001 - 200,000	15%	7.5%
$200,001 - 500,000	20%	15%
$500,001 - 750,000	25%	18.3%
$750,001 - 2,000,000	35%	28.8%
$2,000,001 - 5,000,000	40%	35.5%
$5,000,000 +	45%	38.7%**

*	Effective Deferral Rates are shown for illustrative purposes only and are based on an Annual Bonus equal to the maximum amount in the range shown in the far left column.
**	Effective Deferral Rate of 38.7% is shown for illustrative purposes only and is based on an Annual Bonus equal to $7,500,000.

Notwithstanding the foregoing: (i) if a Participant’s Annual Bonus includes a Guaranteed Bonus, such Participant’s Bonus Deferral Amount shall be equal to (x) the portion of the Guaranteed Bonus which the document evidencing the Guaranteed Bonus states will be deferred, plus (y) a portion of the amount (if any) by which the Participant’s Annual Bonus exceeds his or her Guaranteed Bonus, determined pursuant to the table above (based on the total amount of such Participant’s Annual Bonus) and (ii) the Firm reserves the right to change the method by which a Participant’s Bonus Deferral Amount will be calculated with respect to any Annual Bonus by notifying the Participant in writing in advance of the Annual Bonus Notification Date for such Annual Bonus. Deferral of each Participant’s Bonus Deferral Amount for the relevant Fiscal Year shall be automatic and mandatory and shall occur immediately prior to the Investment Date for such Fiscal Year. The excess of the Participant’s Annual Bonus for the relevant Fiscal Year over his or her Bonus Deferral Amount for such Fiscal Year shall be paid to the Participant on such date and in the same manner as such Participant’s Annual Bonus would have been paid to him or her if he or she was not a Participant in the Plan with respect to such Fiscal Year.

(b) In addition, each Participant selected to participate in the Plan in accordance with Section 2.01 hereof shall be granted an additional premium bonus in the amount equal to twenty percent (20%) of such Participant’s Bonus Deferral Amount (the “Premium Amount” and, together with such Participant’s Bonus Deferral Amount, his or her “Deferral Amount”). Deferral of each Participant’s Premium Amount for the relevant Fiscal Year shall be automatic and mandatory and shall occur immediately prior to the Investment Date for such Fiscal Year.

(c) On the Investment Date, (i) the Participant’s Bonus Deferral Amount shall be deemed to be invested in whole in the number of Units that is equal to such Bonus Deferral Amount divided by the average of the Fair Market Values of a Unit on each of the ten (10) trading days immediately preceding the Investment Date, rounded up to the nearest whole number (the Participant’s “Bonus Deferral Units”) and (ii) the Participant’s Premium Amount shall be deemed to be invested in whole in the number of Units that is equal to such Premium Amount divided by the average of the Fair Market Values of a Unit on each of the ten (10) trading days immediately preceding the Investment Date, rounded up to the nearest whole number (the Participant’s “Premium Deferral Units,” and together with the Bonus Deferral Units, his or her “Deferral Units”). The Firm will keep on its books and records an account for each Participant (his or her “Plan Account”), in which the Firm will record the number of Deferral Units credited to such Participant.

ARTICLE IV.

VESTING

Section 4.01 Vesting.

(a) Bonus Deferral Units. Subject to Article VI, and except as otherwise provided in Sections 6.01(f) and 6.01(g), one-third (1/3) of the Bonus Deferral Units granted to a Participant on a given Investment Date will vest in the month of January that immediately follows the end of each of the first, second and third Fiscal Years after the Fiscal Year to which the relevant Annual Bonus relates, subject to the Participant remaining continuously employed with the Firm on each such Vesting Date. For the avoidance of doubt, Bonus Deferral Units shall not be eligible for partial-year vesting.

(b) Premium Units. Subject to Article VI, and except as otherwise provided in Sections 6.01(f) and 6.01(g), the Premium Units granted to a Participant on a given Investment Date (or, in the event of the Participant’s Retirement, fifty percent (50%) of such Premium Units, as described in Section 6.01(d)) will vest in the month of January that immediately follows the end of the third Fiscal Year after the Fiscal Year to which the relevant Annual Bonus relates, subject to the Participant remaining continuously employed with the Firm on such Vesting Date.

(c) Vesting Date; Vesting Period. For purposes of this Plan, and except as otherwise provided in Sections 6.01(f) and 6.01(g), the date upon which all or a portion of a Participant’s Bonus Deferral Units or Premium Units vest in accordance with the provisions of this Section 4.03 shall be referred to as the “Vesting Date” for such Deferral Units. The period between the Investment Date on which a Deferral Unit is granted and the Vesting Date on which such Deferral Unit vests in accordance with the provisions hereof shall be referred to as the “Vesting Period.”

ARTICLE V.

PAYMENTS

Section 5.01 Payments Generally. The “Payment Date” for each Deferral Unit shall be the Vesting Date applicable to such Deferral Unit. On the applicable Payment Date, or as soon as reasonably practicable after such Payment Date (but in no event more than ten (10) business days after such Payment Date), the Firm shall issue to the Participant, in full settlement of the Firm’s obligations with respect to the Deferral Units that vested on such Payment Date, the number of Common Units subject to such Deferral Units (or, at the Plan Administrator’s sole discretion, an amount in cash equal to the Fair Market Value of such number of Common Units as of the date of such payment); provided that, if the Plan Administrator determines that the issuance of Common Units to a Participant likely would result in adverse tax or other consequences to the Firm or the Participant, then distributions to such Participant hereunder shall not be made in Common Units but instead shall be made in BHP Units or other securities, as determined by the Plan Administrator.

Section 5.02 Issuance of Units. The issuance of any Units to a Participant pursuant to the Plan shall be effectuated by recording the Participant’s ownership of such Units in a book-entry or similar system utilized by the Firm as soon as practicable following the Payment Date applicable to such Units. Any Units issued to a Participant hereunder will be held in an account administered by the Firm’s equity plan administrator or such other account as the Plan Administrator may determine in its discretion. Notwithstanding any other provision of this Plan, no Participant shall have any rights as an owner with respect to any Units under the Plan prior to the date on which the Participant becomes entitled to payment of such Units in accordance with Section 5.01. The Plan Administrator may, in its sole discretion, cause the Firm to defer the delivery of any Units pursuant to this Plan as the Plan Administrator deems necessary to ensure compliance under federal or state securities laws or to avoid adverse tax or other consequences to the Firm or the Participant (provided, that to the extent such deferral would result in a violation of Section 409A of the Code, the Firm shall deliver cash to the applicable Participant in lieu of Units on a date that complies with the requirements of Section 409A of the Code).

Section 5.03 Taxes and Withholding. As a condition to any payment or distribution pursuant to this Plan, the Firm may require a Participant to pay such sum to the Firm as may be necessary to discharge the Firm’s obligations with respect to any taxes, assessments or other governmental charges, whether of the United States or any other jurisdiction, which the Firm reasonably expects will be imposed as a result of such payment or distribution. In the discretion of the Firm, the Firm may deduct or withhold such sum from such payment or distribution, provided that amount the Firm deducts or withholds shall not to exceed the Firm’s minimum statutory withholding obligations.

Section 5.04 Liability for Payment. Each Participating Employer shall be liable for the amount of any payment owed to a Participant pursuant to Section 5.01 who is employed by such Participating Employer during the relevant Vesting Period; provided, however, that in the event that a Participant is employed by more than one Participating Employer during the relevant Vesting Period, each Participating Employer shall be liable for its allocable portion of such payment.

ARTICLE VI.

TERMINATION OF EMPLOYMENT; CHANGE IN CONTROL

Section 6.01 Termination of Employment. In the event that a Participant’s employment with the Firm is terminated, or a Change in Control occurs, in either case prior to the Vesting Date that would otherwise apply to any of such Participant’s Bonus Deferral Units and/or Premium Units, vesting and payment (if any) of such Deferral Units shall be governed by this Section 6.01.

(a) Termination by the Firm For Cause. Upon termination of a Participant’s employment by the Firm for Cause, such Participant’s Premium Units and unvested Bonus Deferral Units shall be forfeited without any payment.

(b) Termination by the Firm Without Cause. Upon termination of a Participant’s employment with the Firm without Cause, (i) such Participant’s Premium Units shall be forfeited without any payment and (ii) such Participant’s Bonus Deferral Units shall continue to vest in accordance with Article IV, and shall continue to be paid to the Participant in accordance with Article V, as though the Participant remained continuously employed with the Firm through the end of the Vesting Period applicable to each such Bonus Deferral Unit; provided that, subject to the remainder of this Section 6.01(b), if, following a termination of his or her employment with the Firm as described in this Section 6.01(b), such Participant breaches any applicable provision of the Employment Agreement to which the Participant is a party, such Participant’s Bonus Deferral Units which remain unvested as of the date of such violation, as determined by the Plan Administrator in its sole discretion, will be forfeited without payment. Notwithstanding anything to the contrary herein, following a termination of the Participant’s employment with the Firm without Cause, the Plan Administrator, in its discretion, may elect to waive, solely for purposes of this Section 6.01(b), any of the provisions set forth in the Employment Agreement by notifying the Participant of such waiver in writing, in which case the forfeiture provision set forth in the immediately preceding sentence shall continue to apply in the event of any breach by the Participant of any provision of such agreement other than the provision(s) waived by the Plan Administrator in accordance with this sentence. For the avoidance of doubt, absent an election by the Plan Administrator to waive any provision of the Employment Agreement for purposes of this Section 6.01(b) as described in the preceding sentence, following a termination of the Participant’s employment with the Firm without Cause, the Participant shall be bound by such provision in accordance with the terms and conditions thereof for all purposes hereunder.

(c) Resignation. In the event that a Participant resigns from the Firm, (i) such Participant’s Premium Units shall be forfeited without any payment and (ii) for as long as such Participant does not provide services for or otherwise become affiliated with a Competitive Business (as determined by the Plan Administrator in its sole discretion), such Participant’s Bonus Deferral Units shall continue to vest in accordance with Article IV, and shall continue to be paid to the Participant in accordance with Article V, as though the Participant remained continuously employed with the Firm through the end of the Vesting Period applicable to each such Bonus Deferral Unit; provided that if, following a termination of his or her employment with the Firm as described in this Section 6.01(c), such Participant (A) provides services for or otherwise becomes affiliated with a Competitive Business (as determined by the Plan Administrator in its sole discretion) or (B) breaches any applicable provision of the Employment Agreement to which the Participant is a party, such Participant’s Bonus Deferral Units which remain unvested as of the date of such action or violation (as applicable), as determined by the Plan Administrator in its sole discretion, will be forfeited without payment.

(d) Retirement. In the event of a Participant’s Retirement from the Firm, (i) fifty percent (50%) of such Participant’s Premium Units and (ii) such Participant’s Bonus Deferral Units shall continue to vest in accordance with Article IV, and shall continue to be paid to the Participant in accordance with Article V, as though the Participant remained continuously employed with the Firm through the end of the Vesting Period applicable to each such Deferral Unit; provided that if, following a termination of his or her employment with the Firm as described in this Section 6.01(d), such Participant breaches any applicable provision of the Employment Agreement to which the Participant is a party, such Participant’s Deferral Units which remain unvested as of the date of such violation, as determined by the Plan Administrator in its sole discretion, will be forfeited without payment.

(e) Disability. In the event that a Participant’s employment with the Firm is terminated due to the Participant’s Disability, such Participant’s Premium Units and Bonus Deferral Units shall continue to vest in accordance with Article IV, and shall continue to be paid to the Participant in accordance with Article V, as though the Participant remained continuously employed with the Firm through the end of the Vesting Period applicable to each such Deferral Unit; provided that if, following a termination of his or her employment with the Firm as described in this Section 6.01(e), such Participant breaches any applicable provision of the Employment Agreement to which the Participant is a party, such Participant’s Deferral Units which remain unvested as of the date of such violation, as determined by the Plan Administrator in its sole discretion, will be forfeited without payment.

(f) Death. In the event of a Participant’s death during his or her employment with the Firm, or during the period following termination of employment in which his or her Deferral Units remain subject to vesting pursuant to this Section 6.01, such Participant’s Premium Units (if any) and any of such Participant’s Bonus Deferral Units which remain unvested as of (and have not been forfeited prior to) the date of the Participant’s death shall immediately vest and become payable to the Participant’s estate as of the date of the Participant’s death (in which case, the date of the Participant’s death shall be referred to as the “Vesting Date” for such Deferral Units).

(g) Change in Control. Notwithstanding anything to the contrary herein, in the event of a Change in Control, such Participant’s Premium Units and any of such Participant’s Bonus Deferral Units which remain unvested as of the date of such Change in Control shall immediately vest and become payable as of the date of such Change in Control (in which case, the date of such Change in Control shall be referred to as the “Vesting Date” for such Deferral Units).

Section 6.02 Nontransferability. No benefit under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge or encumbrance, other than by will or the laws of descent and distribution. Any attempt to violate the foregoing prohibition shall be void; provided, however, that a Participant may transfer or assign any vested interest hereunder in connection with estate planning and administration with the express written consent of the Plan Administrator.

ARTICLE VII.

ADMINISTRATION

Section 7.01 Plan Administrator. The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have discretionary authority to interpret the Plan, to make all legal and factual determinations and to determine all questions arising in the administration of the Plan, including without limitation the reconciliation of any inconsistent provisions, the resolution of ambiguities, the correction of any defects, and the supplying of omissions. Each interpretation, determination or other action made or taken pursuant to the Plan by the Plan Administrator shall be final and binding on all persons.

Section 7.02 Indemnification. The Plan Administrator shall not be liable to any Participant for any action or determination. The Plan Administrator shall be indemnified by the Firm against any liabilities, costs, and expenses (including, without limitation, reasonable attorneys’ fees) incurred by him or her as a result of actions taken or not taken in connection with the Plan.

ARTICLE VIII.

AMENDMENTS AND TERMINATION

Section 8.01 Modification; Termination. The Plan Administrator may alter, amend, modify, suspend or terminate the Plan at any time in its sole discretion, to the extent permitted by Section 409A of the Code. No further deferrals will occur under the Plan after the effective date of any such suspension or termination. Following any such termination, the Participants’ Deferral Units will continue to vest and be paid out, or be forfeited, as otherwise provided herein. Notwithstanding the foregoing, no alteration, amendment or modification of the Plan shall adversely affect the rights of the Participant in any amounts or units accrued by or credited to such Participant prior to such action without the Participant’s written consent unless the Plan Administrator determines, in its sole discretion, that such alternation, modification or amendment is necessary for the Plan to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

Section 8.02 Required Delay. Notwithstanding any provision to the contrary, if pursuant to the provisions of Section 409A of the Code any payment is required to be delayed as a result of a Participant being deemed to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then any such payments under the Plan shall not be made or provided prior to the earlier of (A) the expiration of the six month period measured from the date of the “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code) or (B) the date of the Participant’s death. Upon the expiration of such period, or the date of such Participant’s death, as applicable, all payments under the Plan delayed pursuant to this Section 8.02 shall be paid to the Participant (or the Participant’s estate, as applicable) in a lump sum, and any remaining payments due under the Plan shall be paid or provided in accordance with the normal payment dates specified for such payments herein.

ARTICLE IX.

GENERAL PROVISIONS

Section 9.01 Unfunded Status of the Plan. The Plan is unfunded. A Participant’s rights under the Plan (if any) shall represent at all times an unfunded and unsecured contractual obligation of each Participating Employer that employed Participant during the Vesting Periods applicable to such Participant’s Deferral Units. Each Participant and his or her estate and/or beneficiaries (if any) will be unsecured creditors of each Participating Employer with which such Participant is or was employed with respect to any obligations owed to such Participant, estate and/or beneficiaries under the Plan. Amounts payable under the Plan will be satisfied solely out of the general assets of the applicable Participating Employer subject to the claims of its creditors. None of a Participant, his or her estate, his or her beneficiaries (if any) nor any other person shall have any right to receive any payment or distribution under the Plan except as, and to the extent, expressly provided in the Plan. No Participating Employer will segregate any funds or assets to provide for any payment under the Plan or issue any notes or security for any such payment. Any reserve or other asset that a Participating Employer may establish or acquire to assure itself of the funds to provide payments required under the Plan shall not serve in any way as security to any Participant or the estate or beneficiary of a Participant for the performance of the Participating Employer under the Plan.

Section 9.02 No Right to Continued Employment. Neither the Plan nor any action taken or omitted to be taken pursuant to or in connection with the Plan shall be deemed to (i) create or confer on a Participant any right to be retained in the employ of the Firm, (ii) interfere with or to limit in any way the Firm’s right to terminate the employment of a Participant at any time, (iii) confer on a Participant any right or entitlement to compensation in any specific amount for any future Fiscal Year or (iv) affect, supersede, amend or change the Employment Agreement (or any other agreement between the Participant and the Firm). In addition, selection of an individual as a Participant for a given Fiscal Year shall not be deemed to create or confer on the Participant any right to participate in the Plan, or in any similar plan or program that may be established by the Firm, in respect of any future Fiscal Year.

Section 9.03 Successors. The obligations of the Firm under this Plan shall be binding upon the successors of the Firm.

Section 9.04 Governing Law. The Plan shall be subject to and construed in accordance with the laws of the State of New York.

Section 9.05 Arbitration; Venue. Any dispute, controversy or claim between any Participant and the Firm arising out of or concerning the provisions of this Plan shall be finally resolved in accordance with the arbitration provisions (and the jurisdiction, venue and similar provisions related thereto) of the Employment Agreement to which such Participant is a party.

Section 9.06 Construction. The headings in this Plan have been inserted for convenience of reference only and are to be ignored in any construction of any provision hereof. Use of one gender includes the other, and the singular and plural include each other.